DISTRIBUTION AGREEMENT

     AGREEMENT made this _______ day of December, 1998, between ReliaStar Life Insurance Company of New York, a New York corporation, (ReliaStar) on its own behalf and on behalf of the separate accounts of ReliaStar as set forth in Exhibit A (Variable Account) and Washington Square Securities, Inc. (WSSI) which is a member of the National Association of Securities Dealers, Inc. (NASD) and is registered as a broker-dealer with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "1934 Act").

     WHEREAS, ReliaStar sells variable life insurance and variable annuity contracts (Contracts), assets for which are allocated to a Variable Account. ReliaStar proposes to accept premium payments on existing Contracts and to sell additional Contracts pursuant to the effectiveness of Registration Statements relating to the Contracts and Variable Account filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"); and

     WHEREAS, each Variable Account is registered as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, WSSI is an affiliate of ReliaStar, and ReliaStar desires to retain WSSI as the General Distributor and Principal Underwriter to distribute and sell to the public the Contracts issued by ReliaStar and WSSI is willing to render such services.

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.   PRINCIPAL UNDERWRITER.

ReliaStar hereby appoints WSSI, during the term of this Agreement, subject to the registration requirements of the 1933 Act and the 1940 Act to be the General Distributor and Principal Underwriter for the sale of Contracts to the public in each state and other jurisdictions in which the contracts may be lawfully sold. WSSI shall offer the Contracts for sale and distribution at prices by ReliaStar, through its own representatives and through other broker dealers contracted under a Selling Agreement as described in Paragraph 2 of this Agreement.

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2.   SELLING AGREEMENTS.

WSSI is hereby authorized to enter into separate written agreements, on such terms and conditions as WSSI and ReliaStar determine are not inconsistent with this Agreement, with other broker-dealers that agree to participate as a broker-dealer in the distribution of the Contracts and to use their best efforts to solicit applications for Contracts. Any such broker-dealer (hereinafter "Broker"), shall be registered as a broker-dealer under the 1934 Act and shall be a member of the NASD. ReliaStar shall undertake to appoint Broker's qualified agents or representatives as life insurance agents of ReliaStar, provided that ReliaStar reserves the right to refuse to appoint any proposed representative or agent, or once appointed, to terminate such appointment.

3.   SUITABILITY.

ReliaStar desires to ensure that Contracts will be sold to purchasers for whom the Contract will be suitable. WSSI shall take reasonable steps to ensure that the registered representatives of WSSI shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe the purchase of the Contract is suitable for such applicant, and shall impose similar obligations upon Brokers.

4.   CONFORMITY WITH REGISTRATION STATEMENT AND APPROVED SALES MATERIALS.

In performing its duties as General Distributor, WSSI will act in conformity with the Prospectus and with the instructions and directions of ReliaStar, the requirements of the 1933 Act, the 1940 Act, the 1934 Act, and all other applicable federal and state laws and regulations. WSSI shall not give any information nor make any representations, concerning any aspect of the Contract or of ReliaStar's operations to any persons or entity unless such information or representations are contained in the Registration Statement and the pertinent prospectus filed with the Securities and Exchange Commission, or are contained in sales or promotional literature approved by ReliaStar. WSSI will not use and will take reasonable steps to ensure by representatives will not use any sales promotion material and advertising which has not been previously approved by ReliaStar. WSSI shall impose similar obligations upon Brokers contracted under a Selling Agreement as described in Paragraph 2 of this Agreement.


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5.   APPLICATIONS.

Completed applications for Contracts solicited by WSSI through its agents or representatives shall be transmitted directly to ReliaStar. All payments under the Contracts shall be made by check payable to ReliaStar or by other method acceptable to ReliaStar, and if received by WSSI, shall be held at all times in a fiduciary capacity and remitted promptly to ReliaStar.

6.   STANDARD OF CARE.

WSSI shall be responsible for exercising reasonable care in carrying out the provisions of this Agreement.

7.   RECORDS AND REPORTS.

ReliaStar shall maintain and preserve such records as are required of it, WSSI and the Variable Account, by applicable laws and regulations with regard to the offer and sale of variable life insurance. The books, accounts, and records of ReliaStar, the Variable Account and WSSI shall be maintained by ReliaStar so as to clearly and accurately disclose the nature and details of the transactions. ReliaStar, the Variable Account and WSSI shall be maintained by ReliaStar so as to clearly and accurately disclose the nature and details of the transactions. ReliaStar agrees that it will maintain and preserve all such records in conformity with the requirements of the 1934 Act, to the extent such requirements are applicable to variable life insurance. ReliaStar further agrees that all such records shall be and are maintained and held in conformity with the 1934 Act and said records are and shall remain at all times available to WSSI.

8.   COMPENSATION.

ReliaStar shall arrange for the payment of commissions to those Brokers that sell Contracts under agreements entered into pursuant to Section 2, hereof, and to wholesalers that solicit brokers to sell Contracts under agreements entered into pursuant to Section 2, hereof, in amounts as may be agreed to by ReliaStar and WSSI specified in such written agreements.

9.   INVESTIGATION AND PROCEEDINGS.

WSSI and ReliaStar agree to cooperate fully in any regulatory investigation or proceeding or judicial proceeding arising in connection with the contracts distributed under this Agreement. WSSI further agrees to furnish regulatory authorities with any information or reports in connection with such services which may be requested in order to ascertain whether the operations of ReliaStar and the Variable Account are being conducted in a manner consistent with Applicable laws and regulations. WSSI and ReliaStar further agree to cooperate fully in any securities regulatory investigation or proceeding with respect to ReliaStar, WSSI, their affiliates and their agents or representatives to the extent
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that such investigation or proceeding is in connection with Contracts distributed under this Agreement. Without limiting the foregoing:

     (a) WSSI will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by ReliaStar with respect to WSSI or any agent or representative of a Broker which may affect ReliaStar's issuance of any Contract sold under this Agreement; and

     (b) WSSI will promptly notify ReliaStar of any customer complaint or notice of any regulatory investigation or proceeding received by WSSI or its affiliates with respect to WSSI or any agent or representative a Broker in connection with any Contract distributed under this Agreement or any activity in connection with any such Contract.

10.  EMPLOYEES.

WSSI will not employ in any material connection with the handling of the Variable Accounts assets any person who, to the knowledge of WSSI:

     (a) in the last 10 years has been convicted of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of
          Section 1341, 1342, or 1343 of Title 18, United States Code; or

     (b) within the last 10 years has been found by any state regulatory authority to have violated or has acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or

     (c) within the last 10 years has been found by any federal or state regulatory authorities to have violated or have acknowledge violation of any revision of federal or state securities laws involving fraud, deceit, or knowing misrepresentation.


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

11.  TERMINATION.

This Agreement may be terminated at any reason, for any either party on 60 days' written notice to the other party, without the payment of any penalty. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on purchase payments subsequently received for Contracts in effect at time of termination, and the agreements contained in Sections 8 and 9 hereof.

12.  ASSIGNMENT.

This agreement is not assignable by either party.

13.  REGULATION.

This agreement shall be subject to the provisions of the 1940 Act and the 1934 Act and the rules, regulations and rulings thereunder, and of the applicable rules and regulations of the NASD, and applicable state insurance law and other applicable law, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith.

14.  NOTICES.

Notices of any kind to be given to WSSI by ReliaStar or the Variable Account shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivery to the President of WSSI at 20 Washington Avenue South, Minneapolis, MN 55401, or at such other address or to such individual as shall be specified by WSSI. Notices of any kind to be given to ReliaStar or the Variable Account shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to them at 1000 Woodbury Road, Woodbury, New York 11797, Attention: Senior Vice President, Individual Insurance Division, or at such other address or to such individual as shall be specified by ReliaStar.

15.  SEVERABILITY.

If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16.  GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        RELIASTAR LIFE INSURANCE COMPANY
                                        OF NEW YORK

                                        By:   /s/ Richard R. Crowl
                                             ----------------------------------

                                        Name: Richard R. Crowl

                                        Title: Senior Vice President and
                                               General Counsel


                                        WASHINGTON SQUARE SECURITIES, INC.

                                        By:   /s/ Timothy J. Lyle
                                             ----------------------------------

                                        Name: Timothy J. Lyle

                                        Title: Assistant Vice President and
                                               Chief Compliance Officer


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
                                   EXHIBIT A

                                   CONTRACTS

                                             Form Number of Contract
Name of Variable Account                     Funded by Variable Account
--------------------------------------       ----------------------------------
ReliaStar Life Insurance Company of          ORD 75-34 and state exceptions
New York Variable Annuity Funds A, B
C

ReliaStar Life Insurance Company of          ORD 75-32 and state exceptions
New York Variable Annuity Funds D, E,
F, G, H, I

ReliaStar Life Insurance Company of          ORD-80-1924 and state
New York Variable Annuity Fund M             exceptions

ReliaStar Life Insurance Company of          B-ORD-1928-90 and state
New York Variable Annuity Funds P &          exceptions
Q

ReliaStar Life Insurance Company of          Level premium policies
New York Variable Life Separate              VL82-1195, VL84-1103,
Account I                                    VL84-1102; single premium
                                             policy VL84-1101; and state
                                             exceptions

ReliaStar Life Insurance Company of          85-251 and 85-438
New York Variable Life Separate
Account I

ReliaStar Life Insurance Company of          85-499
New York Variable Annuity Separate
Account II